Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the date the last party hereto signs the Agreement but is made effective as of the Effective Date (as defined below in Section 1(a)) by and between FTD Companies, Inc., a Delaware corporation (the “Company”), with principal corporate offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, and Scott D. Levin, whose address is 3113 Woodcreek Drive, Downers Grove, Illinois 60515 (“Employee”).

WHEREAS, effective as of the date hereof, Employee and the Company desire to enter into an employment agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Term; Position.

(a)                                 The term of this Agreement will commence on the date on which the spin-off of the Company from United Online, Inc. (the “Spin-Off”) is consummated (the “Effective Date”) and extend through the third anniversary of the Effective Date, unless this Agreement is earlier terminated as provided herein (the “Term”).  For the avoidance of doubt, if the Spin-Off is not consummated by June 30, 2014, this Agreement shall terminate and be of no force or effect.

(b)                                 Employee will serve as Executive Vice President, General Counsel and Secretary of the Company and report to the Chief Executive Officer of the Company. Employee agrees to devote Employee’s full-time attention, skill and efforts to the performance of Employee’s duties for the Company.

2.                                      Salary and Benefits.

(a)                                 Employee will be paid a salary at an annualized rate of $300,000, payable in successive bi-weekly or other installments in accordance with the Company’s standard payroll practices for salaried employees. Employee’s rate of salary will be subject to such increases as may be determined from time to time by the Board of Directors. As used in this Agreement, the term “Board of Directors” shall refer to the Board of Directors of the Company or other governing body or committee to which the authority of the Board of Directors of the Company with respect to executive compensation matters has been delegated, including (without limitation) the Compensation Committee of the Board of Directors of the Company.

(b)                                 Employee will be eligible to participate in each of the Company’s employee benefit plans that is made generally available either to the Company’s employees or to the Company’s senior executives and for which Employee satisfies the applicable eligibility requirements. Employee will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the Company’s standard vacation policy.

(c)                                  The Company will promptly reimburse Employee for all reasonable and necessary business expenses Employee incurs in connection with the business of the Company and the performance of Employee’s duties hereunder upon Employee’s submission of reasonable and timely documentation of those expenses. In no event shall any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year.  Employee’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

(d)                                 As soon as practicable following the effective date of the Spin-Off and the filing of an effective Form S-8, the Board of Directors shall grant to Employee a number of restricted stock units relating to Company stock with an aggregate value of $325,000, determined based on the average per-share closing price of the Company’s stock for the five (5) trading days prior to the date of grant. The restricted stock units shall vest at the rate of one-third on each of the first three anniversaries of the date of grant, and shall be subject to such other terms and conditions as may be determined by the Board of Directors (or an appropriate committee thereof).

3.                                      Bonus.

For each fiscal year of the Company during the Term of this Agreement, Employee will be eligible to participate in a bonus program with a target bonus set by the Board of Directors in an amount of up to 100% of Employee’s annual rate of base salary (prorated from the commencement date of Employee’s employment with the Company for fiscal year 2013).  The performance criteria for purposes of determining Employee’s actual bonus for each fiscal year will be established by the Board of Directors, and Employee’s annual bonus for one or more of those fiscal years may be increased to include any additional amounts approved by the Board of Directors.  Except as otherwise determined by the Board of Directors or set forth herein, Employee will not be entitled to a bonus payment for any fiscal year unless Employee is employed by, and in good standing with, the Company at the time such bonus payment is paid.  Employee’s bonus payment for each fiscal year shall in no event be paid later than the 15th day of the third month following the end of the Company’s fiscal year for which such bonus is earned.

4.                                      Restricted Stock Units and Other Equity Awards.

(a)                                 If Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined below) during the Term, then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination (other than any equity award granted after the Effective Date that expressly provides to the contrary) will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested at the time of such termination had Employee completed an additional twelve (12) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award. In no event will the number of additional shares which vest on such an accelerated basis with respect to any particular equity award exceed the number of shares unvested under that award immediately prior to the date of such termination. Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required to comply with any applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the shares of the common stock of the Company (“Common Stock”) underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(a) will be issued to Employee within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(b)                                 If Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined below) at any time during the Term and within the period commencing with the execution by the Company of a definitive agreement for a Change in Control (as defined below) and ending with the earlier of (i) the termination of that agreement without the consummation of such Change in Control or (ii) the expiration of the twenty-four (24)-month period measured from the date such Change in Control occurs, then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination will fully vest on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards, except to the extent otherwise provided in the equity award agreement for any equity award granted after the Effective Date of this Agreement.  Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock (or any replacement securities) underlying the equity awards that fully vest on an accelerated basis in accordance with this Section 4(b), or the proceeds of any cash retention program established in replacement of those shares pursuant to the terms of the applicable award agreement, will be issued or distributed to Employee within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(c)                                  Upon Employee’s “separation from service” (as defined below) as a result of Employee’s death or Disability (as defined below), any and all equity awards Employee holds on the date of such separation from service will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested on the date of such separation from service had Employee completed an additional twelve (12) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award. Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(c) will be issued on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than the later of (i) the end of the calendar year in which such separation from service occurs or (ii) the 15th day of the third calendar month following the date of such separation from service. For purposes of this Agreement, “Disability” means Employee’s inability to engage in any substantial activity necessary to perform Employee’s duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(d)                                 The vesting acceleration provisions of this Section 4 and Section 7 will apply to all outstanding equity awards held by Employee on the Effective Date, whether or not the agreements evidencing those awards provide for such acceleration, and those agreements, to the extent they provide for a lesser amount of acceleration, are hereby amended to incorporate the acceleration provisions of Section 4 and Section 7 of this Agreement for the period this Agreement remains in effect, and such vesting acceleration provisions will also apply to equity awards made after the Effective Date of this Agreement except to the extent specifically stated in the applicable award agreement or in a resolution of the Board of Directors covering those future awards.  The shares subject to each equity award that vests pursuant to the vesting acceleration provisions of this Section 4 shall be issued in accordance with the applicable issuance date provisions of this Section 4, except to the extent the agreement evidencing such award provides otherwise or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code.

5.                                      Policies; Procedures.

As an employee of the Company, Employee will be expected to abide by all of the Company’s policies and procedures, including (without limitation) the terms of any Company handbook, insider trading policy and code of ethics in effect from time to time.

6.                                      At Will Employment.

Notwithstanding anything to the contrary contained herein, Employee’s employment with the Company is “at will” and will not be for any specified term, meaning that either Employee or the Company will be entitled to terminate Employee’s employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to Employee are hereby superseded by the terms set forth in this Agreement.  This is the full and complete agreement between Employee and the Company on this subject. Although Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Employee’s employment may only be changed in an express written agreement signed by Employee and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.                                      Separation from Service.

(a)                                 Termination by Employee.  If Employee terminates his or her employment with the Company for any reason other than as a result of his or her death or Disability or his or her resignation for “good reason” (as defined below), then all the obligations of the Company set forth in this Agreement will cease, other than the obligation to pay Employee, on his or her employment termination date, any earned but unpaid compensation for services rendered through that termination date and any accrued but unused vacation days as of that termination date (collectively, the “Accrued Obligations”).  If Employee terminates his or her employment with the Company for “good reason” (as defined below) during the Term, then in addition to Employee’s right to receive the Accrued Obligations, Employee will, upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, become entitled to the Separation Payment (as defined below) and the Additional Payments (as defined below), to the same extent as if Employee’s employment had been terminated by the Company “without cause” (as defined below) during the Term, and Employee will also be entitled, in accordance with the applicable provisions of Section 4 above, to the accelerated vesting of any equity awards Employee holds at the time of such termination. Following Employee’s termination of his or her employment with the Company under this Section 7(a), Employee will continue to be obligated to comply with the terms of Section 9 below.

(b)                                 Termination by the Company.  If Employee’s employment is terminated by the Company “without cause” (as defined below) during the Term, then in addition to Employee’s right to receive the Accrued Obligations, Employee will, upon Employee’s satisfaction of the Release Condition set forth below in this Section 7(b), become entitled to a cash separation payment (the “Separation Payment”) in an aggregate amount equal to two (2) times the base salary at the annual rate in effect for Employee at the time.  In addition, contingent upon Employee’s satisfaction of the Release Condition, Employee will be eligible for the following additional separation payments (the “Additional Payments”):

(I)                                   Employee will be eligible for an additional separation payment in an amount equal to a pro-rated bonus for the fiscal year in which such involuntary termination occurs. Such pro-rated bonus will be determined by multiplying (A) the actual bonus (if any) Employee would have earned for that fiscal year, based on the level at which the applicable performance goals for such fiscal year are in fact attained, had Employee continued in the Company’s employ through the date that bonus award becomes due and payable by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company’s employ during that fiscal year and the denominator of which is twelve (12), with such pro-rated bonus (if any) to be paid at the same time and in same form that the bonus payment for such fiscal year would have been made following the completion of that fiscal year had Employee remained in the Company’s employ through the payment date.  However, if such involuntary termination occurs in the same fiscal year of the Company in which a Change in Control occurs, then such pro-rated bonus will instead be determined by (1) multiplying (A) Employee’s target bonus for that fiscal year by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company’s employ during that fiscal year and the denominator of which is twelve (12) and (2) reducing such amount by any bonus earned by Employee for the same fiscal year under Section 3 of this Agreement, with such pro-rated bonus to be paid (in the same form in which the bonus payment for such fiscal year would have been paid had Employee remained in the Company’s employ through the payment date) as follows:

(i)                                     if such Change in Control occurs on or before the date of such involuntary termination, then such payment shall be made on the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control (as defined below), the lump sum Separation Payment) is paid; or

(ii)                                  if such Change in Control occurs after the date of such involuntary termination, then such payment shall be made on the later of (x) the third (3rd) business day following the effective date of such Change in Control or (y) the sixtieth (60th) day following the date of Employee’s separation from service (as defined below) or, if such sixtieth (60th) day is not otherwise a business day, then the immediately preceding business day.

(II)                              In addition, if the date of such involuntary termination occurs after the end of a fiscal year of the Company but prior to the date in the subsequent fiscal year on which Employee’s bonus for that fiscal year would have otherwise become due and payable on the basis of the applicable performance goals attained for that year had Employee continued in employment with the Company, then the Company will pay Employee an additional separation payment equal to the bonus that Employee would have received on the basis of the attained performance goals had Employee remained employed by, and in good standing with, the Company through the payment date for such bonus, with that amount to be paid in a lump sum (in the same form in which such bonus payment would have been paid had Employee remained in the Company’s employ through the payment date) on the later of (i) the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control, the lump sum Separation Payment) is paid to Employee as set forth below in this Section 7(b) or (ii) the date such bonus would have been paid to Employee pursuant to Section 3 of this Agreement had Employee continued in the Company’s employ through such payment date.

(III)                         In no event shall any such Additional Payment be made later than the last day of the applicable period necessary to qualify such Additional Payment for the short-term deferral exception under Code Section 409A.

Payment of the Separation Payment and the Additional Payments (if any) and the accelerated vesting of Employee’s equity awards under Section 4 will each be contingent upon the satisfaction of the following requirements (collectively the “Release Condition”): (i) Employee must execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of Employee’s termination of employment, a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that Employee may have with respect to such parties relating to Employee’s employment with the Company and the termination of that employment relationship and containing such other and additional terms as the Company deems satisfactory (the “Release”) and (ii) such Release must become effective and enforceable after the expiration of any applicable revocation period under federal or state law.

Except as provided in the following paragraph, the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the first such monthly installment shall be paid during the portion of that period that occurs in the second taxable year.  The remaining monthly installments shall be paid on successive monthly anniversaries of the initial monthly installment hereunder.  For purposes of Section 409A of the Code, Employee’s right to receive such Separation Payment shall be deemed a right to receive a series of separate individual payments and not a right to single payment.

If Employee’s employment is terminated by the Company “without cause” (as defined below) or if Employee terminates his or her employment with the Company for “good reason” (as defined below) during the Term and within the twenty-four (24) month period beginning on the effective date of a Qualifying Change in Control (as defined below), the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above upon Employee’s satisfaction of the Release Condition will be payable in a single lump-sum payment on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that period that occurs in the second taxable year. Any Separation Payment to which Employee becomes entitled hereunder in connection with a termination following a Change in Control other than a Qualifying Change in Control will be paid in installments as set forth in the immediately preceding paragraph of this Section 7(b).  For purposes of this Agreement, a “Change in Control” shall have the meaning assigned to such term in the Company’s most recently-adopted equity compensation plan, and a “Qualifying Change in Control” shall mean the date on which there occurs a “Change in Control” (as defined above) that also qualifies as: (i) a change in the ownership of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.  For the avoidance of doubt, the Spin-Off shall not constitute a Change in Control or a Qualifying Change in Control for purposes of the Agreement.

If Employee’s employment is terminated by the Company “without cause” (as defined below), the Company will have no further obligation to Employee pursuant to this Agreement other than the Accrued Obligations, the vesting of Employee’s outstanding equity awards in accordance with the applicable vesting acceleration provisions of Section 4 above and the obligations of the Company pursuant to this Section 7(b).

If Employee’s employment is terminated by the Company “with cause” (as defined below), the Company will have no further obligation to Employee under the terms of this Agreement, other than the Accrued Obligations.

Notwithstanding the termination of Employee’s employment by the Company “with cause” or “without cause,” or by Employee for “good reason” or without “good reason”, Employee will continue to be subject to the restrictive covenants set forth in Section 9, whether or not Employee becomes entitled to any severance or separation payments or benefits pursuant to Section 4 or Section 7 of this Agreement.

If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to Employee under this Agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment (or the lump sum Separation Payment in the event of a Qualifying Change in Control) to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of Employee’s equity awards pursuant to the provisions of this Agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that Employee receives only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii) the amount which yields Employee the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided Employee hereunder (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of Employee’s employment with the Company).

(c)                                  Termination by Death or Disability.

If Employee incurs a “separation from service” (as defined below) as a result of his or her death or Disability, the Company will be obligated to pay the Accrued Obligations to Employee, Employee’s estate or beneficiaries (as the case may be) on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than sixty (60) days after the date of such separation from service.  In the event of such separation from service due to Employee’s death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, will also be entitled to the accelerated vesting of Employee’s equity awards as set forth in Section 4(c) above.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which Employee is otherwise entitled under the Company’s employee benefit plans or otherwise.

(d)                                 Definitions.

For purposes of this Agreement, the following definitions will be in effect:

“good reason” means:

(i)            a material reduction in Employee’s base salary without Employee’s prior written consent;

(ii)           a material reduction in Employee’s authority, duties or responsibilities, without Employee’s prior written consent;

(iii)          a material change in the geographic location at which Employee must perform services (the parties acknowledge that Employee is currently required to perform services at 3113

Woodcreek Drive, Downers Grove, Illinois 60515) without Employee’s prior written consent; or

(iv)          any material un-waived breach by the Company of the terms of this Agreement; provided however, that with respect to any of the clause (i) -- (iv) events above, Employee will not be deemed to have resigned for good reason unless (A) Employee provides written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such good reason event and (C) Employee effectively terminates Employee’s employment within one hundred eighty (180) days following the occurrence of the non-cured clause (i) -- (iv) event.

“with cause” means Employee’s termination of employment by the Company for any of the following reasons:

(i)            if Employee is convicted of, or enters a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude;

(ii)           if Employee commits an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries or affiliates;

(iii)          if Employee commits any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries or affiliates; or

(iv)          if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his or her reasonable good faith efforts to follow the reasonable and lawful direction of the Board of Directors and to perform his or her obligations hereunder.

“without cause” means any reason not within the scope of the definition of the term “with cause.”

“separation from service” means Employee’s cessation of employee status with the Company by reason of Employee’s death, resignation, dismissal or other termination event and shall be deemed to occur at such time as the level of bona fide services Employee is to render as such an employee (or as a non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Employee rendered as an employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which Employee has actually been in employee status with the Company). Any such determination of Employee’s separation from service shall, however, be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

(e)                                  Code Section 409A Deferral Period.  Notwithstanding any provision in this Agreement to the contrary (other than Section 7(f) below), no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s termination of employment with the Company will be made to Employee until Employee incurs a separation from service (as such term is defined above and determined in accordance with Treasury Regulations issued under Section 409A of the Code) in connection with such termination of employment.  For purposes of this Agreement, each amount to be paid or benefit to be provided Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s separation from service will be made to Employee prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service to be a “specified employee” (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Employee in a lump sum on the first day of the seventh (7th) month after the date of Employee’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee’s death.  Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(f)                                   Provisions Applicable to “Specified Employee”.  Notwithstanding Section 7(e) above, the following provisions shall also be applicable to Employee if Employee is a “specified employee” at the time of Employee’s separation of service:

(i)                                     Any payments or benefits which become due and payable to Employee during the period beginning with the date of Employee’s separation from service and ending on March 15 of the following calendar year and otherwise qualify for the short-term deferral exception to Code Section 409A shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this Agreement in accordance with such short-term deferral exception to Code Section 409A.

(ii)                                  The remaining portion of the payments and benefits to which Employee becomes entitled under this Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which Employee’s separation from service occurs, shall not be subject to the holdback provisions of Section 7(e) and shall be paid to Employee as they become due and payable under this Agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) Employee’s annualized compensation (based on Employee’s annual rate of pay for the calendar year preceding the calendar year of Employee’s separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service.  To the extent the portion of the severance payments and benefits to which Employee would otherwise be entitled under this Agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

8.                                      Withholding Taxes.

All forms of compensation payable pursuant to the terms this Agreement, whether payable in cash, shares of Common Stock or other property, are subject to reduction to reflect the applicable withholding and payroll taxes.

9.                                      Restrictive Covenants.

Until one (1) year after the termination of Employee’s employment with the Company, Employee will not, directly or indirectly, solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the date Employee’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will Employee assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.  Notwithstanding the foregoing, if Employee and the Company enter into any restrictive covenant agreement, the terms of which conflict with this Section 9, the terms of such agreement shall govern.  Employee hereby agrees to enter into a Confidentiality and Non-Competition Agreement and an Employee Proprietary Information and Inventions Agreement with the Company on or prior to the Effective Date, which agreements shall be in substantially the forms attached hereto as Appendix A and B.

10.                               Deferred Compensation Programs.

Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans or arrangements of the Company subject to Section 409A of the Code and not otherwise expressly addressed by the terms of this Agreement, shall be paid at such time and in such form of payment as set forth in each applicable plan or arrangement governing the payment of any such deferred amounts.

11.                               Clawback.

Any amounts paid or payable to Employee pursuant to this Agreement or the Company’s equity or compensation plans shall be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

12.                               Entire Agreement/Construction of Terms.

(a)                                 This Agreement, together with any Company handbooks and policies in effect from time to time and the applicable stock plans and agreements evidencing the equity awards made to Employee from time to time during Employee’s period of employment, contains all of the terms of Employee’s employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between Employee and the Company.

(b)                                 If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed or modified in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties.  To the extent any provision cannot be construed or modified to be enforceable, such provision will be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c)                                  This Agreement is not assignable by Employee.  This Agreement may be assigned by the Company to its subsidiaries or affiliates or to successors in interest to the Company or its lines of business.

(d)                                 The severance payments and benefits under this Agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A.  Accordingly, the provisions of this Agreement applicable to the Separation Payment and the accelerated vesting of Employee’s equity awards and the issuance of shares of Common Stock thereunder and the determination of Employee’s separation from service due to termination of Employee’s employment without cause or Employee’s resignation for good reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which Employee becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A.  In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

13.                               Amendment and Governing Law.

This Agreement may not be amended or modified except by an express written agreement sign by Employee and the Chief Executive Officer of the Company and approved by the Board of Directors. Employee agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Illinois without regard to the conflict of laws provisions thereof.  Employee hereby irrevocably submits to the jurisdiction (including without limitation in personam jurisdiction), process and venue of the courts of the State of Illinois and the Federal courts of the United States located in Chicago, Illinois, and hereby agrees that any action, suit or proceeding initiated by Illinois for the interpretation or enforcement of the provisions of this Agreement shall, and that any action, suit or proceeding initiated by Company for the interpretation or enforcement of the provisions of this Agreement may, be heard and determined exclusively in a Federal court, or, if not permitted by applicable law, then in a State court, situated in Chicago, Illinois.

14.                               Surviving Provisions.

Following any termination or expiration of this Agreement, Sections 5, 6, 7(e), 7(f), 8, 9, 10, 11, 12, 13 and 14 will survive, and, if Employee’s employment with the Company continues thereafter, Employee’s employment with the Company will continue to be “at will”.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated in the opening paragraph.

/s/ Scott D. Levin
October 28, 3013

FTD COMPANIES, INC.
/s/ Mark R. Goldston
Chairman & CEO
October 30, 3013

Appendix A

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of the date the last party hereto signs the Agreement but is made effective as of the Effective Date (as defined below) between FTD Companies, Inc. (the “Company”) and Scott D. Levin (the “Executive”).

R E C I T A L S:

A.                                    The Company and the Executive have entered into that certain employment agreement of even date with this Agreement pursuant to which the Executive will serve as Executive Vice President, General Counsel and Secretary of the Company, commencing on the date on which the spin-off of the Company from United Online, Inc. (“Spin-Off”) is consummated (the “Effective Date”); and

B.                                    In connection therewith, the Company and the Executive desire to provide for certain additional obligations.

NOW, THEREFORE, in consideration of the offer to and acceptance by the Executive of employment as Executive Vice President and General Counsel of the Company and of other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto additionally agree as follows:

Section 1.                   Secrecy, Non-Competition, No Interference and Non-Solicitation.

(a)                                 No Competing Employment.  The Executive acknowledges that (i) the agreements and covenants contained in this Section 1 are essential to protect the value of the Company’s business and assets and (ii) by virtue of his employment with the Company, the Executive will obtain such knowledge, know-how, training and experience of such a character that there is a substantial probability that such knowledge, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  Therefore, the Executive agrees that, for the period (the “Restricted Period”) commencing on the date of this Agreement and ending on the date that is twelve (12) months after the date on which the Executive is no longer employed by the Company for any reason, the Executive shall not participate, operate, manage, consult, join, control or engage, directly or indirectly, for the benefit of the Executive or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, stockholder, member, investor, agent or otherwise, in any business activity if such activity constitutes the sale or provision of floral products or services that are similar to, or competitive with, floral products or services then being sold or provided by the Company or any of its subsidiaries or affiliated companies, including, without limitation, retail florists’ business services, floral order transmission and related network services, development and distribution of branded floral products on the Internet or other consumer direct segment of the floral industry (including, without limitation, Interflora, Inc., Teleflora LLC, 1-800-FLOWERS.COM, Inc., Proflowers.com, and Floral Source) (a “Competitive Activity”), in any of:  the City of Downers Grove, Illinois, the County of DuPage, Illinois or any other city or county in the State of Illinois; the District of Columbia or any other state, territory, district or commonwealth of the United States or any county, parish, city or similar political subdivision in any other state, territory, district or commonwealth of the United States; any other country or territory anywhere in the world or in any city, canton, county, district, parish, province or any other political subdivision in any such country or territory; or anywhere in the world (each city, canton, commonwealth, county, district, parish, province, state, country, territory or other political subdivision or other location in the world shall be referred to as a “Non-competition Area”).  The parties to this Agreement intend that the covenant contained in the preceding sentence of this Section 1(a) shall be construed as a series of separate covenants, one for each city, canton, commonwealth, county, district, parish, state, province, country, territory, or other political subdivision or other area of the world specified.  Except for geographic coverage, each separate covenant shall be considered identical in terms to the covenant contained in the preceding sentence.  The parties further acknowledge the breadth of the covenants, but agree that such broad covenants are necessary and appropriate in the light of the global nature of the Competitive Activity.  If, in any judicial or other proceeding, a court or other body declines to enforce any of the separate covenants included in this Section 1(a), the unenforceable covenant shall be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  Notwithstanding the foregoing, the Executive may maintain or undertake purely passive investments on behalf of the Executive, the Executive’s immediate family or any trust on behalf of the Executive or the Executive’s immediate family in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Activity.

(b)                                 Nondisclosure of Confidential Information.  The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Executive’s employment with the Company or at any time thereafter, any information not in the public domain, in any form, acquired by the Executive while employed by the Company or, if acquired following the Executive’s employment with the Company, such information that, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its affiliates, relating to the Company, United Online, Inc., a Delaware corporation and the former parent corporation of the Company (“UOL”), or any of its successors or their subsidiaries or affiliated companies (collectively, the “Company Group”), including but not limited to trade secrets, technical information, systems, procedures, test data, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business and product plans, code books, invoices and other financial statements, computer programs, discs and printouts, customer and supplier lists or names, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, that is or was used in the business of the Company, UOL, any predecessor of the Company, UOL or any of the Company’s, or UOL’s subsidiaries, affiliates, successors or assigns.  The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company or other Company Group entity, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies (and shall delete all such items in electronic format) of any such information provided to or acquired by the Executive in connection with the performance of the Executive’s duties for the Company, and shall return to the Company all files, correspondence, computer equipment and disks or other communications (including any such materials in electronic format) received, maintained or originated by the Executive during the course of the Executive’s employment.

(c)                                  No Interference and Non-Solicitation.  During the Restricted Period, the Executive shall not, whether for the Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, UOL, or any of the Company’s or UOL’s subsidiaries or affiliated companies, or otherwise interfere with the relationship of the Company or  UOL or any of its or their subsidiaries or affiliated companies with, any person who, to the knowledge of the Executive, is (or has at any time within the preceding three months been) employed by or otherwise engaged to perform services for the Company, UOL or any of the Company’s or UOL’s subsidiaries or affiliated companies (including, but not limited to, any independent sales representatives or organizations) or any entity who is, or was within the then most recent 12-month period, a customer or client of the Company, UOL, any predecessor of the Company or UOL or any of the Company’s or UOL’s subsidiaries or affiliated companies (a “Customer”) or a supplier or vendor of the Company or UOL or any of the Company’s or UOL’s subsidiaries or affiliated companies (a “Supplier”); provided, however, that this Section 1(c) shall not prohibit the Executive from employing, for the Executive’s own account, following a termination of the employment of the Executive, any person employed by a Customer or Supplier, if such employment is not in connection with a Competitive Activity.

Section 2.                                           Calculation of Time Period.  The Executive agrees that if the Executive violates the provisions of Section 1(a) of this Agreement, the running of the Restricted Period shall be tolled for the period in which the Executive is in violation of such non-competition provisions.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to earn a livelihood in a business engaged in a Competitive Activity, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided in connection with the Spin-Off to clearly justify restrictions that, in any event, given his education, skills and ability, the Executive does not believe would prevent the Executive from earning a living.

Section 3.                                           Inventions.

(a)                                 Defined.  The Executive understands that during term of the Executive’s employment, there have been and are certain restrictions on the Executive’s development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.”  The term Invention Ideas means all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents and copyrights relating to any existing or planned service or product of the Company, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by the Executive alone or with others.  The Executive agrees that all original works of authorship which were or are made by the Executive (solely or jointly with others) as a member of the Company’s (or any of its affiliate’s) Board of Directors or within the scope of the Executive’s employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).

(b)                                 Disclosure.  The Executive agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company.  The Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that might reasonably be construed to be an Invention Idea, but was, during the period that the Executive served as a member of the Company’s (or any of its affiliate’s) Board of Directors, or is conceived, developed, or reduced to practice by the Executive (alone or with others) during the Executive’s employment or during the one-year period following termination of the Executive’s employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence).  Any disclosure pursuant to this Section 3(b) will be received by the Company in confidence so that the Company may examine such information to determine if in fact it constitutes Invention Ideas subject to this Agreement.

(c)                                  Assignment.  The Executive agrees to, and does hereby continuously, assign to the Company, without further consideration, all right, title, and interest that the Executive may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable.  In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at its expense) in obtaining patent or other applicable registrations, and the Executive shall execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain patent or other applicable registrations and to vest the Company with full title to them.  The Executive’s obligation to assist the Company in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries, shall continue beyond the termination of my employment, but the Company shall compensate the Executive at a reasonable rate after such termination for the time actually spent by the Executive at the Company’s request for such assistance.  Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Executive’s mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by the Executive.  Notwithstanding the foregoing provisions of this Section 3:

This provisions of this Section 3(c) do not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Executive’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company.

(d)                                 Exclusions.  Except as disclosed in Exhibit A attached hereto, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that the Executive wishes to exclude from this Agreement.  If nothing is listed on Exhibit A, the Executive represents that the Executive has no such inventions or improvements at the time of signing this Agreement, and that the Executive is not aware of any existing contract in conflict with this Agreement.

(e)                                  Post-Termination Period.  The Executive understands and acknowledges that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by the Executive, or whether it results from access to confidential, trade secret or proprietary information or the Company’s equipment, facilities, and data, the Executive agrees that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it relates to any existing or planned service or product of the Company, subsidiaries or affiliates, and if it is conceived, developed, used, sold, exploited, or reduced to practice by the Executive or with the Executive’s aid within six months after the Executive’s termination of employment with the Company.  The Executive may rebut the above presumption if the Executive proves that the invention, idea, process, etc., is not an Invention Idea as defined in Section 3(a).

(f)                                   Illinois Statute.  The Executive understands that nothing in this Agreement is intended to expand the scope of protection provided the Executive by Illinois Statute 765 ILCS 1060.

Section 4.                                           Irreparable Injury.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any of its or their subsidiaries or affiliated companies in violation of this Agreement or the Executive were to otherwise breach this Agreement.  Any such violation or breach will cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Consequently, the Company shall have the right to apply to a court of appropriate jurisdiction for, and the Executive consents and stipulates to the entry of, an order of  injunctive relief in prohibiting the Executive from competing with the Company, its successors or any of its or their subsidiaries or affiliated companies in violation of this Agreement, an order restraining any other breach or threatened breach of this Agreement, and any other relief the Company and such court deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.  The parties hereby agree that the attorneys’ fees of the prevailing party in any such proceeding or action shall be paid by the non-prevailing party.

Section 5.                                           Representation and Warranties of the Executive.  The Executive represents and warrants that the execution of this Agreement and subsequent employment with the Company does not and will not conflict with any obligations that the Executive has to any former employers or any other entity.  The Executive further represents and warrants that the Executive has not brought to the Company, and will not at any time bring to the Company, any materials, documents or other property of any nature of a former employer.

Section 6.                                           Miscellaneous.

(a)                                 Jurisdiction, Choice of Law and Venue.  The validity and construction of this Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-laws principles thereof.  Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Chicago, Illinois.

(b)                                 Entire Agreement.  This Agreement and any other agreement or document delivered in connection with this Agreement, including the letter agreement dated as of the date hereof, between the Company and the Executive, state the entire agreement and understanding of the parties on the subject matter of this Agreement, and supersede all previous agreements, arrangements, communications and understandings relating to that subject matter.

(c)                                  Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same effect as if all signatures were on the same document.

(d)                                 Amendment; Waiver; etc.  This Agreement, and each other agreement or document delivered in connection with this Agreement, may be amended, modified, superseded or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.  The delay or failure of any party at any time or times to exercise any right or require the performance of any duty under this Agreement or any other agreement or document delivered in connection with this Agreement shall in no way affect the right of that party at a later time to exercise that right or enforce that duty or any other right or duty.  No waiver by any party of any condition or of any breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed to be a further or continuing waiver of any such condition or breach or of the breach of any other term of this Agreement.  A single or partial exercise of any right shall not preclude any other or further exercise of the same right or of any other right.  The rights and remedies provided by this Agreement shall be cumulative and not exclusive of each other or of any other rights or remedies provided by law.

(e)                                  Severability.  If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.  The Company and the Executive agree that the period of time and the geographical area described in Section 1 are reasonable in view of the nature of the business in which the Company is engaged and proposes to be engaged, and the Executive’s understanding of his prospective future employment opportunities.  However, if the time period or the geographical area, or both, described in Section 1 should be judged unreasonable in any judicial proceeding, then the period of time shall be reduced by that number of months and the geographical area shall be reduced by elimination of that portion, or both, as are deemed unreasonable, so that the restriction covenant of Section 1 may be enforced during the longest period of time and in the fullest geographical area as is adjudged to be reasonable.

(f)                                   Employment “At-Will”.  Both the Executive and the Company acknowledge that nothing in this Agreement creates a contract for employment for any specific duration.  The Executive’s employment shall be “at-will”, meaning both the Company and the Executive can terminate the relationship at any time, with or without reason or notice.

(g)                                  Survival of Obligations.  The obligations of the Executive set forth in this Agreement shall survive the termination of Employee’s employment with the Company and the termination of this Agreement.

(h)                                 Assignment.  This Agreement may be freely assigned by the Company, but may not be assigned by the Executive without the prior written consent of the Company which may be withheld at the Company’s sole discretion.

(i)                                     Binding Effect.  This Agreement shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon the Executive and the Executive’s heirs, personal representatives and any permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FTD COMPANIES, INC.

By:
Name:
Its:

Scott D. Levin

Appendix B

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Florists Transworld Delivery, Inc. (my “Employer”), the compensation I receive, and any other consideration I have been provided that was conditioned on my execution of this Employee Proprietary Information and Inventions Agreement (“the Agreement”), I agree as follows:

1.                                      PROPRIETARY INFORMATION.

(a)                                 Parties.  I understand and agree that this Agreement is intended to benefit Employer and all of its affiliates including, but not limited to, FTD Companies, Inc. and all of its current and future direct and indirect parents and subsidiaries and their successors (all of the foregoing being referred to, individually and collectively, ad the “Company”).

(b)                                 Confidential Restrictions.  I understand that, during the course of my work as an employee of Employer, I have had and will have access to Proprietary Information (as defined below) concerning the Company and parties with which the Company has a business relationship. I acknowledge that the Company has developed, compiled, and otherwise obtained, at great expense, such Proprietary Information.  I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Companyand will not use, copy, publish, summarize, or remove from Company premises Proprietary Information, except during my employment to the extent necessary to carry out my responsibilities as an employee of Employer.  I further agree that the publication of any Proprietary Information through literature or speeches must be approved in advance in accordance with the Company’s applicable policies and procedures.  I understand that my employment creates a relationship of confidence and trust between me and Employer with respect to Proprietary Information, and I voluntarily accept this trust and confidence.

(c)                                  Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means all information and any idea, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the current or proposed business of the Company unless the information (i) is publicly known through lawful means; (ii) was rightfully in my possession prior to my employment with the Company as demonstrated by written documents currently in existence; (iii) is disclosed to me without restriction by a third party who rightfully possesses and discloses the information and who did not learn of it directly from the Company; or (iv) is reasonably known to people in the trade or industry.  Without limiting the scope of the definition, I understand that the Company considers the following to be included in the definition of Proprietary Information:  (i) all client/customer lists and all lists or other compilations containing client, customer or vendor information; (ii) information about products, proposed products, research, product development, techniques, processes, costs, profits, product pricing, markets, marketing plans, strategies, forecasts, sales and commissions; (iii) plans for the future development and new product concepts; (iv) all information regarding the Company’s subscribers and all information regarding the Company’s subscribers compiled by or derived from the Company’s database; (v) the compensation and terms of employment of other employees; (vi) all other information that has been or will be given to me in confidence by the Company; and (vii) software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, computer programs, databases, and other data of any kind and description, including electronic data recorded or retrieved by any means.  Proprietary Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Proprietary Information whether or not owned or developed by the Company or the other party.

(d)                                 Company Materials.  I understand that I will be entrusted with “Company Materials” (as defined below) which are important to the Company’s business or the business of Company customers or clients.  I agree that during my employment, I will not deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing my duties for Company.  For purposes of this Agreement, “Company Materials” are documents, electronic files or any other tangible or electronic items that contain information concerning the business, operations or plans of the Company or its customers, whether the documents have been prepared by me or others.  Company Materials include, but are not limited to, computers, computer disk drives, computer files, computer disks, documents, code, flowcharts, schematics, designs, graphics, customer lists, drawings, photographs, customer information, etc.

(e)                                  Information Use Return and Acknowledgement.  I agree that I will not retain and I will return all Proprietary Information and all copies of it in whatever form, as well as all Company Materials, apparatus, equipment and other Company property along with all reproductions, to Employer after my employment terminates. The only exceptions are (i) my personal copies of records of my compensation; (ii) any agreements between me and the Company that I have signed; and (iii) my copy of this Agreement.  I agree to execute reasonable documentation if requested by Employer upon the termination of my employment reflecting such return and acknowledging my obligations under this Agreement.

(f)                                   Prior Actions and Knowledge.  I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of Employer.

(g)                                 Former Employer Information; Consents.  I agree that I will not, during my employment, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or any concurrent employers.  I

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agree that I will not bring onto the premises of the Company any document or any property belonging to my former or any concurrent employers unless consented to in writing by them.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.  I also represent and warrant that my performance of services for Employer will not require any authorization, consent, exemption or other action by any other party and will not conflict with, violate or breach any agreement, instrument, order, judgment or decree to which I am subject.

(h)                                 Conflicting Employment.  I agree that, during the term of my employment, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or may become involved during the term of my employment, nor will I engage in any other business activities that conflict with my obligations to the Company.

(i)                                    Non-Solicitation of Customers.  I understand and agree that as a result of my employment and the position that I hold, the Company has entrusted and will in the future entrust me with Proprietary Information that is maintained by the Company in confidence and that, if known, would have economic value to a competitor.  Such Proprietary Information includes, but is not limited to, customer identities, requirements, purchasing volumes, demographic needs, and other individualized customer information, coding, future technology plans, product strategies, business strategies, coding models, and the like.  I understand and agree that my solicitation of Company customers on behalf of an entity other than the Company would involve the use of such Proprietary Information.  Consequently, I agree that during the term of my employment with Employer, any other affiliate of the Company or the Company, and for a period of one (1) year after termination (voluntarily or involuntarily) of my employment, I shall not, for myself or any third party, solicit, directly or indirectly, any customer of the Company who was a Company customer during my employment for the purpose of offering products or services that compete in the same market with the Company’s products or services.  In addition, I agree that I will not, for myself or any third party, solicit, directly or indirectly, any potential customer of the Company with whom the Company was engaged in substantial negotiations during my employment.  I hereby acknowledge that pursuit of the activities forbidden by this paragraph would necessarily involve the use or disclosure of Proprietary Information in breach of this Agreement, but that proof of such breach would be extremely difficult.  None of my activities will be prohibited under this Paragraph if I can prove that the action was taken without the use in any way of Proprietary Information.

(j)                                    Non-Solicitation of Employees.  I agree that for the term of my employment with Employer, any other affiliate of the Company or the Company, and for a period of one (1) year following the termination (voluntarily or involuntarily) of my employment, I will not, on behalf of myself or any other person or entity, either directly or indirectly, solicit the services of any person who was employed by the Company on or prior to the date of my termination of employment.

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2.                                      INVENTIONS.

(a)                                 Defined.  I understand that during the term of my employment, there have been and are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.”  The term Invention Ideas means all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, relating to any existing or planned service or product of the Company and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others, except to the extent that applicable state law prohibits the assignment of these rights.  I agree that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).

(b)                                 Notice Regarding State Invention Assignment Laws.  The laws of some states prohibit the assignment of certain invention rights (e.g., Delaware Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kansas Stat. Ann. § 44-130; Minnesota Stat. 13A, § 181.78; North Carolina Gen. Stat. Art. 10A, § 66-57.1; Utah Stat. § 34-39-1 through 34-39-3; Washington RCW 49.44.140).  This Agreement shall be construed so that it complies with all such applicable laws.  To that end, to the extent applicable state law requires it, you are notified as follows:

NOTICE:  This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If the state law that applies provides greater invention rights to you than are described in the above notice, those greater rights will apply to you.

(c)                                  Disclosure.  I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to Employer all Invention Ideas and relevant records, which records will remain the sole property of Employer.  I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that might reasonably be construed to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my employment or during the one year period following termination of my employment, shall be promptly disclosed to Employer.  If I inform Employer before making a specific disclosure pursuant to this paragraph that I contend the subject matter being disclosed is not subject to this Agreement, then the disclosure

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will be received by Employer in confidence so that Employer may examine such information to determine if in fact it constitutes Invention Ideas subject to this Agreement.

(d)                                 Assignment.  I agree to assign and hereby do assign to Employer, without further consideration, all right, title, and interest that I may presently have or may acquire in the future (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of Employer, whether or not patentable.  The rights I have assigned, and will assign, include all copyrights, patent rights, trade secret rights and any rights of publicity or personality (including usage of my name, voice, image, likeness and performance in any and all media), vested and contingent, and include extensions and renewals thereof and the right to license and assign.  I will waive and hereby do waive any moral rights I have or may have in any Invention Idea.  In the event any Invention Idea shall be deemed by Employer to be patentable or otherwise registrable, I will assist Employer or the Company, as Employer may direct (at its expense) in obtaining letters patent or other applicable registrations, and I will execute all documents and do all other things (including testifying at Employer’s expense) necessary or proper to obtain letters patent or other applicable registrations and to vest Employer or the Company, as Employer may direct, with full title to them.  My obligation to assist Employer in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries, shall continue beyond the termination of my employment, but Employer or the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at Employer’s request for such assistance.  Should Employer be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I irrevocably designate and appoint Employer and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by me.

(e)                                  License.  In the case of any invention or work of authorship that I own or in which I have an interest that is not owned by Employer pursuant to the other terms in this Agreement, the following shall apply.  If I use the invention or work of authorship, or allow it to be used, in the course of the Company’s business, or incorporate the invention or work of authorship, or allow it to be incorporated, into any product or process owned or developed in whole or in part by the Company, I will grant, and I hereby do grant to Employer and/or one or more affiliates of the Company, as Employer may direct, and their assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license of all of my interests in the invention or work of authorship, including all rights to make, use, sell, reproduce, modify, distribute, perform publicly, display publicly and transmit the invention or work of authorship, without restriction.  At Employer’s direction and expense I will execute all documents and take all actions necessary or convenient for Employer and the Company to document, obtain,

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maintain or assign their license rights hereunder of my interest in any such invention or work of authorship.

(f)                                   Exclusions.  Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from this Agreement.  If nothing is listed on Exhibit A, I represent that I have no such inventions or improvements at the time of signing this Agreement.  I am not aware of any existing contract in conflict with this Agreement.

(g)                                 Post-Termination Period.  I acknowledge that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities, and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it relates to any existing or planned service or product of the Company, and if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within six months after my termination of employment (voluntarily or involuntarily)with Employer, or any other affiliate of the Company, or the Company.  I can rebut the above presumption if I prove that the invention, idea, process, etc., is not an Invention Idea as defined in paragraph 2(a).

(h)                                 State Law Regarding Invention Rights.  I understand that nothing in this Agreement is intended to expand the scope of protection regarding invention rights that is provided to me by applicable state law.

3.                                      CONTRACTS.

I understand that the Company has or may enter into contracts with the government or other companies under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under those contracts.

4.                                      REMEDIES.

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under applicable state law protecting confidential information or trade secrets or any other relevant state or federal law.  In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate.  Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the

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Company deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.

5.                                      MISCELLANEOUS PROVISIONS.

(a)                                 Assignment/Successors and Assigns.  I agree that Employer may assign to another person or entity any of its rights under this Agreement.  This Agreement shall be binding upon me and my heirs, personal representatives, and successors, and shall inure to the benefit of the Employer’s successors and assigns.

(b)                                 Jurisdiction, Choice of Law and Venue.  The validity, interpretation, enforceability and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Illinois, excluding the conflicts-of-laws principles thereof.  Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the County of DuPage in the State of Illinois.

(c)                                  Severability.  If any provision of this Agreement, or application thereof to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be deemed to be modified to the maximum extent possible to give effect to the intent of the language while still remaining enforceable under applicable law.  The remainder of this Agreement and application thereof shall remain in full force and effect.

(d)                                 No Guarantee of Employment.  I understand this Agreement is not a guarantee of continued employment.  My employment is terminable at any time by Employer or me, with or without cause or prior notice, except as may be otherwise provided in an express written employment agreement properly authorized by Employer.

(e)                                  Entire Agreement.  The terms of this Agreement are the final expression of my agreement with respect to these subjects and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement shall replace and supersede any similar agreement that currently is in effect between me and Employer or the Company, provided that Employer shall retain all rights that have arisen under that prior agreement up to the time I sign this new Agreement.  This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.  This Agreement can only be modified in writing signed by FTD Companies, Inc.’s General Counsel (if Employer is, at the time of the modification, an affiliate of FTD Companies, Inc.), or signed by Employer’s President or General Counsel (if Employer is not an affiliate of FTD Companies, Inc. at the time of the modification).

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, TRADEMARKS, SERVICE

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MARKS, INVENTIONS, TECHNOLOGY, COMPUTER PROGRAMS, ORIGINAL WORKS OF AUTHORSHIP, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR IMPROVEMENTS, OR RIGHTS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:
Scott D. Levin

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EXHIBIT A
EMPLOYEE’S DISCLOSURE

Prior Inventions.  Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

Date:
Scott D. Levin

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